Exhibit (c)(ii)
GREENE HOLCOMB & FISHER Partner with ExperienceTM An Investment Banking Firm & LLC Project Perimeter DRAFT Presentation to the Special Committee of the Board of Directors August 4, 2009 C O N F I D E N T I A L We have been engaged by the Special Committee of the Company as a financial advisor and potentially to render a fairness opinion with respect to a proposed transaction. These materials reflect our work to date in connection with our engagement and are subject to completion based on express transaction terms and completion of our analyses. These materials should not be taken as an indication of value or an expression of the fairness of a proposed transaction. Wells Fargo Center — 90 South 7th Street, 54th Floor, Minneapolis, Minnesota 55402 — Phone 612.904.5700 - Fax 612.904.5719 DRAFT www.ghf.net 14646 North Kierland Boulevard, Suite 145, Scottsdale, Arizona 85254 — Phone 480.348.6405 — Fax 480.348.1529

Table of Contents Section Tab Transaction Overview I Summary of Due Diligence Procedures II Perimeter Public Market Overview III Summary Valuation Analysis IV Appendices Premium Analysis Detail A Discounted Cash Flow Analysis Detail B Comparable Public Company Analysis Detail C Comparable Transactions Analysis Detail D DRAFT

Section I Transaction Overview DRAFT

Transaction Overview Company Background Perimeter Perimeter designs, manufactures and markets electronic perimeter fence and access control systems. Role of GH&F Greene Holcomb & Fisher LLC (“GH&F”) has been retained by the Special Committee of the Company’s Board of Directors as a financial advisor and potentially to render an opinion as to the fairness, from a financial point of view, of the price per share to be received by holders of common stock who receive cash in lieu of fractional shares in connection with the contemplated reverse stock split. DRAFT Page 3

Transaction Overview Summary of Proposed Transaction The Company is considering undertaking a reverse/forward stock split transaction (the “Transaction”) that would be intended to have the effect of reducing the number of shareholders below 300, allowing the Company to terminate its registration and suspend its reporting obligations to the Securities and Exchange Commission under the Securities Exchange Act of 1934. As a result of the Transaction, (a) each shareholder owning less than a specified number of shares of the Company’s common stock before the split would receive cash for each of that shareholder’s pre-split shares, and (b) each share of the Company’s common stock held by a shareholder owning more than that number of shares would continue to represent one share of the Company’s common stock. Following the Transaction, the Company would take action to delist its common stock from the Nasdaq Stock market and deregister its common stock under the Securities Exchange Act of 1934, as amended. DRAFT Page 4

Transaction Overview Background of Transaction Management Rationale The Company is unable to realize benefits of a public company at current market value: No current research coverage Limited interest from institutional investors Unlikely to acquire other businesses using stock as consideration Lack of significant access to public capital markets to raise money Lack of appreciable enhancement in company image as a result of public reporting company status Lack of significant liquidity in the public markets for current shareholders DRAFT Page 5

Transaction Overview Background of Transaction Management Rationale The Transaction would provide benefits for the Company and its shareholders: Cashed out shareholders would receive liquidity without having to pay brokerage commissions and other transaction costs The Company would gain greater operational flexibility by being able to focus on long-term growth without undue emphasis on short-term fluctuations in the Company’s stock price The Company would be able to better control the dissemination of certain business information which is currently disclosed in reports and available to third parties, including competitors The Company would be able to eliminate certain costs, including out-of-pocket costs and use of employee time and resources, associated with the Company’s compliance with the SEC public reporting requirements (including compliance with Sarbanes-Oxley) and Nasdaq costs The Company would expect to reduce liability exposure of directors and officers and corresponding insurance costs to levels more suitable to the Company’s business Concern would be reduced over challenge posed in pursuing significant transactions by requirement to expense and disclose transaction expenses as incurred The Company would have the opportunity to choose to re-register at a later time if it meets the listing requirements and is in a better position to benefit from registration DRAFT Page 6

Section II Summary of Due Diligence Procedures DRAFT

Summary of Due Diligence Procedures Perimeter Due Diligence Visit to the Company’s headquarters in Plymouth, Minnesota. Meetings/conference calls with Dale Norquist, the Company’s CEO, and Jeff Mathiesen, the Company’s CFO, to discuss the Company’s business, operations, historical and projected financial results and future prospects, the Company’s current financing position and arrangements, the Transaction and alternative transactions available to the Company, and other matters deemed relevant to our analysis. Meetings/conference calls with company counsel and phone conference with the Special Committee. Among other things, reviewed the following: Annual reports on Form 10-K for the three fiscal years ended June 30, 2008 Quarterly Report on Form 10-Q for the three-month periods ended September 30, 2008, December 31, 2008 and March 31, 2009 Proxy statement dated October 3, 2008 Draft unaudited financial results for the twelve months ended June 30, 2009 Financial projections for the five years ending June 30, 2014, as prepared and provided to us by the Company’s management Certain trading characteristics of the Company’s Common Stock Estimates of annual cost savings from the dropping of SEC-reporting public company status provided by the Company’s management Recent press releases DRAFT Page 8

Section III Perimeter Public Market Overview DRAFT

Perimeter Public Market Overview Company Snapshot Summary Trading Statistics Perimeter (NasdaqCM) zrba Current Stock Price as of July 31, 2009 $2.10 Average Daily Trading Volume 1 Day Prior $2.10 3 Months 647 1 Week Prior $2.02 6 Months 948 4 Weeks Prior $2.00 1 Year 1,241 3 Months Prior $1.51 3 Years 2,362 6 Months Prior $2.00 12 Months Prior $2.20 In the last 52 weeks, the stock has closed at: A closing price high of: $2.85 A closing price low of: $1.09 Current stock price as a % of 52 week high 73.7% Fully Diluted Summary Capitalization ($ in millions) (1) Estimates Summary — ($ in millions except EPS) Common Shares Outstanding (millions) 2.5 LTM (2) Common Stock Equivalents as of July 31, 2009 (millions) 0.0 Revenue $32.2 Fully Diluted Share Count 2.5 EBITDA $2.4 Current Stock Price as of July 31, 2009 $2.10 EPS $0.34 Fully Diluted Market Capitalization $5.2 Plus: Debt as of June 30, 2009 2.1 Current Fully Diluted Valuation Summary Less: Cash and Marketable Securities as of June 30, 2009 0.3 LTM Fully Diluted Company Value $7.0 Fully Diluted Company Value/Revenue 0.2x Fully Diluted Company Value/EBITDA 2.9x (1) Options calculated using the treasury stock method. (2) LTM as of June 30, 2009. DRAFT Page 10

Perimeter Public Market Overview 1-Year Relative Price Performance (1,2) 150 Perimeter 125 4.5% 100 NASDAQ Composite 75 14.5% Comparable 50 Companies 49.0% 25 Jul-08 Sep-08 Oct-08 Oct-08 Dec-08 Jan-09 Feb-09 Mar-09 Apr-09 May-09 Jun-09 Jul-09 Comparable Companies Index: ARTW, CCIX, EDRIP, EXE, JCTC.F, MAGS, PLPC, ALIV, SLI, ULBI. (1) As of July 31, 2009. (2) Market Cap Indices with mixed currencies are converted into USD using historical spot rates. DRAFT Page 11

Perimeter Public Market Overview 5-Year Price Volume Analysis (1) $12.00 400 350 $10.00 300 $8.00 250 (000’s) $6.00 200 Stock Price Volume 150 $4.00 100 $2.00 50 $0.00 0 Dec-04 Apr-05 Aug-05 Dec-05 May-06 Sep-06 Jan-07 Jun-07 Oct-07 Feb-08 Jul-08 Nov-08 Mar-09 Jul-09 (1) As of July 31, 2009. DRAFT Page 12

Perimeter Public Market Overview 1-Year Price Volume Analysis (1) $3.00 20 18 $2.50 16 14 $2.00 12 (000’s) $1.50 10 Stock Price Volume 8 $1.00 6 4 $0.50 2 $0.00 0 Aug-08 Oct-08 Nov-08 Dec-08 Feb-09 Mar-09 May-09 Jun-09 Jul-09 (1) As of July 31, 2009. DRAFT Page 13

Perimeter Public Market Overview 1-Year Closing Price Analysis (1) 40.0% 36.4% 35.0% 30.3% Volume 30.0% 25.0% 20.7% of Total 20.0% Percentage 15.0% 11.1% 10.0% 5.0% 1.5% 0.0% $1.09 — $1.44 $1.45 - $1.80 $1.81 — $2.17 $2.18 — $2.53 $2.54 — $2.85 Share Price Range (1) As of July 31, 2009. DRAFT Page 14

Section IV Summary Valuation Analysis DRAFT

Summary Valuation Analysis Perimeter Summary Valuation — Trading Range and Premiums Trading Range Premiums — Reverse Split Premiums — M&A $8.00 $ $6.94 $6.66 $6.92 $6.63 $6.65 $6.47 $6.27 $5.83 $6.00 $ Current Price: $2.10 $4.00 $ $3.19 $3.18 $3.21 $3.04 $3.04 $2.89 $2.94 $2.97 $2.68 $2.68 $2.10 $2.89 $2.93 $2.83 $2.88 $2.79 $2.71 $2.72 $2.00 $2.59 $ $2.00 $1.91 $1.88 $1.81 $1.67 $1.67 $1.73 $1.73 $1.31 $1.22 $1.53 $0.00 $ One Three Six One One Four 60 Day — 90 Day — One One Four Month Month Month Day Week — Week — Average Average Day Week — Week -Average Average Point in Point in TIme Time Low -9.1% -9.6% -10.8% -23.5% -26.6% -17.7% -14.5% -16.5% Mean Closing Price 51.8% 52.6% 49.8% 46.6% 38.9% 44.7% 45.5% 48.6% Median Trading Range 37.5% 38.0% 37.5% 33.8% 24.1% 34.6% 34.4% 36.0% High 216.7% 219.7% 219.1% 186.8% 179.6% 229.3% 243.8% 231.3% Company Statistic $2.10 $2.08 $2.03 $2.19 $2.08 $2.10 $2.02 $2.00 Note: Company statistics provided by Perimeter management. DRAFT Page 16

Summary Valuation Analysis Perimeter Summary Valuation — DCF/Comparable Public Companies/M&A DCF Comparable Companies M&A $26.38 $15.00 $14.23 $15.00 $13.66 $14.06 Current Price: $11.19 $2.10 $10.00 $10.00 $8.26 $8.00 $7.24 $5.94 $7.29 $6.90 $7.96 $5.47 $6.34 $6.05 $5.04 $5.99 $5.20 $5.26 $4.85 $5.73 $7.05 $4.47 $4.82 $4.43 $5.00 $5.67 $5.50 $5.61 $5.00 $5.30 $4.58 $4.08 $4.30 $4.22 $4.22 $3.90 $4.24 $3.18 $2.71 $2.58 $2.34 $1.94 $2.14 $0.00 $0.00 15% 17% 19% LTM 2009 2010 LTM 2009 2010 LTM LTM Discount Discount Discount Revenue Revenue Revenue EBITDA EBITDA EBITDA Revenue EBITDA Low Assumed EBITDA 0.20x 0.26x 0.24x 2.95x 4.73x 2.91x 0.30x 5.14x Mean Multiple Range 0.55x 0.48x 0.45x 5.37x 6.27x 4.82x 1.18x 8.37x Median 5.0x — 7.0x 0.50x 0.52x 0.50x 5.17x 6.39x 5.33x 1.19x 8.16x High 1.14x 0.70x 0.65x 8.42x 7.58x 5.71x 2.17x 12.63x Company Statistic $32.2 $32.5 $34.0 $2.4 $2.5 $2.6 $32.2 $2.4 Note: $ millions, except per share data; Company statistics provided by Perimeter management. DRAFT Page 17

Appendix A Premium Analysis Detail DRAFT

Appendix A Premium Analysis Detail — Reverse Stock Splits, Going Private GH&F performed a premium analysis on transactions in which target company performed a reverse split and subsequently de-registered shares under the Securities Exchange Act of 1934, as amended. The analysis examines the premiums represented by the payment per share of the transactions as compared to the average market prices of the targets over certain periods of time. This analysis is based on information obtained from SEC filings, public company disclosures, press releases, databases and other sources. The comparable transactions used in this analysis were selected based on the following: All industry types; and Deals completed between January 1, 2006 and July 31, 2009. This search yielded 31 transactions which satisfied the selection criteria. DRAFT Page 19

Appendix A

GH&F

Premium Analysis Detail

			Split Mechanics		Premium Over Average Price				
Announcement	Effective	Company	Split	Payment per Share	One Day	One Week	Four Week	60 Day	90 Day
5/5/2009	6/29/2009	Callware, Inc.	1:5,000	$1.15	43.8%	39.9%	55.8%	48.8%	50.8%
1/21/2009	3/30/2009	Renegy Holdings, Inc.	1:2,000	$0.74	89.7%	93.5%	114.5%	122.0%	11.3%
12/10/2008	3/20/2009	Grill Concepts, Inc.	1:35	$1.50	100.0%	71.2%	80.5%	63.4%	20.7%
9/29/2008	3/23/2009	The Middleton Doll Company	1:1,000	$0.50	117.4%	142.7%	141.7%	136.4%	116.9%
8/25/2008	2/20/2009	Computer Horizons Corp.	1:500	$0.30	-9.1%	-9.6%	-10.8%	-11.1%	-12.8%
7/17/2008	1/21/2009	Careguide, Inc.	1:50,000	$0.14	133.3%	100.0%	96.1%	105.7%	103.5%
6/30/2008	10/6/2008	Gouverneur Bancorp, Inc.	1:100	$10.00	24.1%	19.8%	17.4%	18.2%	15.2%
4/14/2008	8/20/2008	Peoples-Sidney Financial Corp.	1:600	$13.47	11.8%	11.8%	16.5%	16.5%	15.2%
2/29/2008	5/7/2008	First Bancorp of Indiana	1:300	$14.00	16.6%	16.0%	13.9%	17.6%	14.6%
1/2/2008	1/4/2008	Oregon Pacific Bancorp	1:500	$13.00	43.6%	43.6%	43.3%	39.7%	35.4%
12/21/2007	5/20/2008	Jaclyn Inc.	1:250	$10.21	70.2%	60.0%	56.9%	66.0%	59.5%
10/5/2007	2/7/2008	Magstar Technologies, Inc.	1:2,000	$0.43	41.7%	93.2%	58.9%	56.9%	44.1%
7/2/2007	11/13/2007	Citizens Financial Corp.	1:250	$7.25	10.9%	10.9%	11.9%	16.5%	19.5%
5/1/2007	12/6/2007	Harold's Stores, Inc.	1:1,000	$0.30	25.0%	33.9%	-4.4%	-23.5%	-26.6%
2/21/2007	7/23/2007	Ohio State Bankshares	1:150	$95.00	1.7%	1.7%	1.7%	2.0%	2.5%
2/12/2007	8/13/2007	BNS Holding Inc.	1:200	$13.62	0.0%	0.1%	0.7%	4.3%	11.1%
1/8/2007	6/14/2007	K-Tel International, Inc.	1:5,000	$0.10	216.7%	216.7%	153.3%	139.2%	119.5%
10/16/2006	2/7/2007	Ergo Science Corp.	1:200	$2.10	200.0%	219.7%	219.1%	186.8%	179.6%
8/15/2006	1/10/2007	Pegasus Communications Corporation	1:100	$3.25	44.4%	41.2%	39.1%	29.5%	29.6%
6/1/2006	1/24/2006	Eupa International Corporation	1:7,999	$0.40	NM	NM	NM	NM	NM
5/16/2006	9/8/2006	Bactolac Pharmaceuticals	1:500	$4.00	11.1%	9.7%	9.3%	10.4%	14.1%
3/31/2006	8/30/2006	Mestek, Inc.	1:5,000	$15.24	21.8%	23.0%	20.5%	18.1%	16.8%
1/26/2006	12/4/2006	Home City Financial Corp.	1:210	$17.10	11.9%	12.9%	13.4%	13.9%	14.2%
1/24/2006	8/4/2006	Yadkin Valley Company	1:50	$78.00	39.3%	39.3%	39.3%	29.0%	27.6%
11/2/2005	1/19/2006	Collins Industries, Inc.	1:300	$7.70	14.0%	14.6%	13.9%	14.7%	18.8%
10/21/2005	1/10/2006	Sagient Research Systems Inc.	1:101	$0.12	33.3%	50.0%	76.5%	59.3%	53.0%
10/14/2005	3/13/2006	Major Automotive Companies, Inc.	1:1,000	$1.90	35.7%	43.7%	33.9%	53.6%	63.8%
10/7/2005	3/30/2006	ITEC Attractions Inc.	1:381,426	$0.27	11.1%	11.2%	11.5%	11.9%	12.8%
9/16/2005	3/15/2006	PVC Container Corp	1:2,000	$2.39	99.2%	94.3%	96.1%	75.3%	65.3%
8/29/2005	2/15/2006	Hia Inc.	1:45,000	$0.60	39.5%	36.4%	37.9%	38.0%	41.3%
6/21/2005	9/1/2006	American Education Corp.	1:2,000	$11.00	54.5%	36.7%	37.0%	38.0%	30.1%
				Low	-9.1%	-9.6%	-10.8%	-23.5%	-26.6%
				Mean	51.8%	52.6%	49.8%	46.6%	38.9%
				Median	37.5%	38.0%	37.5%	33.8%	24.1%
				High	216.7%	219.7%	219.1%	186.8%	179.6%

Source: Company filings, press releases and CapIQ.

DRAFT

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Appendix A Premium Analysis Detail Additionally, GH&F performed a Premium Analysis that involved a review of transactions involving the sale of public companies. The analysis examines the premiums represented by the purchase price per share of the transactions as compared to the market prices of the targets at certain points in time. This analysis is based on information obtained from SEC filings, public company disclosures, press releases, databases and other sources. The comparable transactions used in this analysis were selected based on the following: All industry types except for oil and gas, real estate investment trusts and banking industries; Deals announced and completed between January 1, 2006 and July 31, 2009 with transaction values between $10 million and $300 million; Transactions in which greater than 90% of the target was acquired; and Excludes share repurchases and hostile transactions. This search yielded 217 transactions which satisfied the selection criteria. DRAFT Page 21

Appendix A Premium Analysis Detail ($ in millions) Date Date Target Short Value of 1 Day 1-Week 4- Week Announced Effective Target Name Business Description Acquiror Name Transaction Premium Premium Premium 5/11/2009 6/24/2009 Catapult Communications Corp Dvlp commun software IXIA $107.5 9.5% 23.8% 34.5% 5/7/2009 7/30/2009 Cornerstone Therapeutics Inc Mnfr pharm Chiesi Farmaceutici SpA $65.5 NM -3.5% 49.1% 5/6/2009 7/27/2009 Borland Software Corp Dvlp,whl database software Micro Focus International PLC $109.5 87.5% 100.0% 167.9% 4/29/2009 6/25/2009 I-Many Inc Dvlp contract mgmt software LLR Partners Inc $45.7 90.6% 165.2% 60.5% 4/21/2009 7/27/2009 Endocare Inc Mnfr urological prod Healthtronics Inc $14.8 78.6% 78.6% 135.9% 4/13/2009 5/26/2009 InFocus Corp Mnfr digital projectors IC Acquisition Corp $38.6 35.7% 43.9% 93.9% 3/5/2009 6/1/2009 Gevity HR Inc Pvd human capital mgmt svcs TriNet Group Inc $98.8 97.0% 88.7% 75.4% 2/23/2009 4/2/2009 Emageon Inc Pvd info tech svcs AMICAS Inc $39.0 142.7% 76.7% -7.1% 2/23/2009 4/3/2009 Hifn Inc Mnfr semiconductors EXAR Corp $59.0 58.7% 37.0% 20.5% 2/9/2009 6/26/2009 SiRF Technology Holdings Inc Mnfr,whl semiconductor CSR PLC $128.6 87.1% 99.8% 28.6% 1/27/2009 4/27/2009 Avanex Corp Mnfr,whl fiber optic prod Bookham Inc $33.7 65.7% 73.6% 126.0% 1/12/2009 2/25/2009 Targanta Therapeutics Corp Biopharm co Medicines Co $137.5 96.1% 227.9% 102.0% 12/29/2008 3/20/2009 Westaff Inc Pvds recruitment,staffing svcs Koosharem Corp $20.9 78.6% 66.7% 220.5% 11/24/2008 12/24/2008 Digital Fusion Inc Pvd info tech,research svcs Kratos Defense & Security $28.0 47.8% 47.8% 89.1% 11/17/2008 1/28/2009 Transmeta Corp Mnfr semiconductor Novafora Inc $231.0 38.2% 38.4% 29.5% 10/31/2008 12/29/2008 SM&A Pvd sys engineering svcs Odyssey Invest Partners LLC $115.9 159.3% 131.5% 109.0% 10/20/2008 1/7/2009 Intraware Inc Dvlp online mgmt software Acresso Software Inc $25.2 29.0% 15.3% 10.5% 9/25/2008 11/24/2008 Cherokee International Corp Mnfr power supplies Lineage Power Holdings Inc $62.3 33.3% 48.8% 16.8% 9/24/2008 12/23/2008 Pharmacopeia Inc Biotech co Ligand Pharmaceuticals Inc $68.5 43.8% 39.4% NM 9/15/2008 10/30/2008 Napster Inc Dvlp digital media software Best Buy Co Inc $126.9 94.9% 97.8% 82.8% 9/9/2008 11/3/2008 Pharsight Corp Dvlp Internet software Tripos LP $52.2 37.8% 33.5% 28.2% 9/5/2008 10/24/2008 Nevada Chem Inc Mnfr,whl liquid sodium Investor Group $93.6 37.7% 34.4% 35.7% 9/4/2008 11/3/2008 Captaris Inc Dvlp bus automation software Open Text Corp $128.8 28.3% 27.3% 35.2% 8/19/2008 9/16/2008 Industrial Rubber Products Inc Mnfr,whl elastomeric materials Industrial Rubber Products Inc $90.1 57.1% 50.0% 50.0% 8/12/2008 1/5/2009 Turbochef Technologies Inc Mnfr,whl advanced ovens The Middleby Corp $198.3 15.5% 23.5% 54.8% 8/11/2008 9/10/2008 Allergy Research Group Inc Mnfr pharm Longhorn Acquisition Corp $19.5 66.3% 66.3% 87.3% 8/4/2008 10/31/2008 PeopleSupport Inc Pvd process outsourcing svcs Aegis BPO Services Ltd $264.3 28.5% 41.1% 52.4% 7/28/2008 2/2/2009 Meadow Valley Corp Pvd constr contractor svcs Insight Equity I LP $60.1 22.2% 19.7% 25.0% 7/17/2008 10/10/2008 Catalyst Semiconductor Inc Mnfr,whl semiconductors ON Semiconductor Corp $110.4 53.7% 54.1% 42.5% 7/9/2008 10/27/2008 Centillium Communications Inc Mnfr semiconductors TranSwitch Corp $42.8 63.0% 60.5% 28.4% 7/8/2008 8/21/2008 SGX Pharmaceuticals Inc Biotech co Eli Lilly & Co $63.4 109.8% 106.9% 125.6% 6/26/2008 10/2/2008 Photon Dynamics Inc Mnfr quality control equip Orbotech Ltd $277.0 35.0% 27.5% 27.2% 6/26/2008 8/29/2008 Celebrate Express Inc Pvd online party supplies Liberty Media Corp $31.0 39.3% 47.7% 32.2% 6/24/2008 9/29/2008 Memry Corp Mnfr nickel-titanium prod SAES Getters SpA $77.0 73.1% 74.3% 69.6% 6/23/2008 8/6/2008 Barrier Therapeutics Inc Mnfr pharm Stiefel Laboratories Inc $147.2 135.8% 89.5% 66.7% 6/22/2008 8/29/2008 Credence Systems Corp Mnfr automatic test equip LTX Corp $176.6 37.8% 46.0% 64.1% 6/20/2008 7/23/2008 DIC Entertaiment Holdings Inc Pvd cable TV svcs CJ Acquisition Inc $31.2 45.1% 46.9% 50.5% DRAFT Page 22

Appendix A Premium Analysis Detail Date Date Target Short Value of 1 Day 1-Week 4- Week Announced Effective Target Name Business Description Acquiror Name Transaction Premium Premium Premium 6/17/2008 10/7/2008 Motive Inc Dvlp mgmt software Alcatel Lucent SA $62.4 52.7% 23.9% 53.8% 6/10/2008 8/15/2008 CAM Commerce Solutions Inc Dvlp retailing software Great Hill Partners LLC $179.5 7.9% 12.1% 10.4% 6/9/2008 8/21/2008 HireRight Inc Pvd employment screening svcs US Investigations Services Inc $243.5 95.2% 95.2% 121.9% 6/6/2008 9/5/2008 Tumbleweed Communications Dvlp messaging software Tornado Acquisition Corp $141.5 52.5% 46.0% 104.6% 5/29/2008 7/9/2008 Kintera Inc Pvd online software svcs Blackbaud Inc $45.8 69.7% 55.6% 64.7% 5/28/2008 6/27/2008 Kosan Biosciences Inc Pvd coml research svcs Bristol-Myers Squibb Co $234.3 229.3% 243.8% 231.3% 5/23/2008 8/4/2008 Angelica Corp Pvd med linen supply svcs Clothesline Holdings Inc $209.7 33.7% 29.3% 33.8% 5/16/2008 8/29/2008 Optium Corp Mnfr optical subsys Finisar Corp $215.3 2.3% -0.1% 15.8% 5/12/2008 8/5/2008 Iomai Corp Mnfr vaccine,immune sys Intercell AG $183.1 147.2% 180.9% 170.5% 5/12/2008 8/1/2008 Radyne Corp Mnfr,whl data commun equip Comtech Telecommun Corp $223.6 48.6% 47.6% 34.8% 5/1/2008 6/25/2008 Moldflow Corp Dvlp simulation software Autodesk Inc $276.9 11.3% 19.1% 19.0% 5/1/2008 6/18/2008 NetManage Inc Dvlp application software Micro Focus International PLC $73.4 73.5% 74.3% 71.4% 4/28/2008 7/10/2008 Max & Erma’s Restaurants Inc Own,op restaurants G&R Acquisition Inc $10.2 37.0% 33.7% 53.9% 4/21/2008 6/9/2008 Packeteer Inc Pvd networking solutions svcs Blue Coat Systems Inc $261.6 14.9% 34.0% 28.9% 4/15/2008 5/28/2008 CryoCor Inc Mnfr surgical equip Boston Scientific Corp $17.2 22.7% -4.3% NM 4/14/2008 7/2/2008 Clayton Holdings Inc Pvd consulting svcs Greenfield Partners LLC $156.6 24.5% 10.7% 40.9% 4/11/2008 7/31/2008 Sorbent Technologies Corp Mnfr mercury sorbents Albemarle Corp $13.4 64.4% 64.4% 50.0% 4/10/2008 7/1/2008 TouchStone Software Corp Dvlp sys mgmt software Phoenix Technologies Ltd $17.8 28.7% 24.4% 34.6% 4/9/2008 7/7/2008 EP MedSys Inc Mnfr,dvlp med,hosp supplies St Jude Medical Inc $93.1 112.8% 93.6% 93.6% 3/31/2008 6/10/2008 AirNet Systems Inc Pvd air transp svcs Bayside Capital Inc $28.6 93.8% 89.9% 56.1% 3/20/2008 5/16/2008 Synplicity Inc Dvlp IC design software Synopsys Inc $226.7 52.1% 54.4% 81.8% 3/17/2008 4/25/2008 I-trax Inc Pvd custom healthcare svcs Putter Acquisition Sub Inc $259.3 38.5% 44.0% 41.0% 3/13/2008 5/14/2008 Gibraltar Packaging Group Inc Mnfr specialty packaging prod Rosmar Packaging Group Inc $21.4 214.8% 214.8% 214.8% 3/11/2008 5/9/2008 Cytogen Corp Biopharmaceutical co EUSA Pharma Inc $22.0 34.8% 20.4% 12.7% 3/10/2008 6/6/2008 Specialized Health Prod Intl Mnfr disposable med devices CR Bard Inc $68.3 8.7% 13.6% 22.0% 3/10/2008 6/9/2008 Iomega Corp Mnfr,whl data storage devices EMC Corp $212.8 44.7% 37.5% 35.1% 3/10/2008 5/22/2008 WJ Communications Inc Mnfr RF integrated circuits TriQuint Semiconductor Inc $69.0 17.7% 17.7% 56.3% 3/3/2008 4/21/2008 Optio Software Inc Dvlp data mgmt software Bottomline Technologies Inc $45.8 48.0% 54.2% 51.6% 2/25/2008 4/10/2008 Criticare Systems Inc Mnfr,whl monitoring instr Opto Circuits(India)Ltd $69.3 19.0% 26.4% 71.3% 2/22/2008 6/30/2008 ESS Technology Inc Mnfr semiconductors Imperium Partners Group LLC $58.3 36.7% 36.7% 42.6% 2/21/2008 6/30/2008 SYS Technologies Inc Pvd info connectivity svcs Kratos Defense & Security $53.0 70.2% 65.9% 96.7% 2/4/2008 4/30/2008 SigmaTel Inc Mnfr semiconductors Freescale Semiconductor Inc $108.1 67.6% 79.6% 53.1% 1/15/2008 3/5/2008 VistaCare Inc Pvd hospice care svcs Odyssey HealthCare Inc $145.1 20.1% 17.7% 18.0% 1/15/2008 3/21/2008 Lifecore Biomedical Inc Mnfr dental implants prod EM Warburg Pincus & Co Inc $237.7 32.4% 26.9% 28.2% 1/15/2008 4/1/2008 Manatron Inc Dvlp,market web-base software Thoma Cressey Bravo Inc $65.8 36.4% 37.9% 34.8% 1/14/2008 7/1/2008 Golden Cycle Gold Corp Gold,copper mining AngloGold Ashanti Ltd $132.0 28.7% 32.2% 28.7% 1/7/2008 4/1/2008 Burke-Parsons-Bowlby Corp Mnfr pressure treated wood Stella-Jones Inc $76.1 27.4% 27.4% 27.4% 12/27/2007 3/6/2008 Document Sciences Corp Dvlp content software EMC Corp $83.9 79.1% 75.8% 71.3% DRAFT Page 23

Appendix A Premium Analysis Detail Date Date Target Short Value of 1 Day 1-Week 4- Week Announced Effective Target Name Business Description Acquiror Name Transaction Premium Premium Premium 12/17/2007 2/11/2008 Carrier Access Corp Mnfr broadband access equip Turin Networks Inc $90.2 4.0% 7.0% 25.0% 12/11/2007 2/13/2008 American Bank Note Holographic Pvd sec holograms svcs JDS Uniphase Corp $161.9 11.5% 9.5% 23.6% 12/3/2007 2/26/2008 Cohesant Technologies Inc Mnfr water distn sys Graco Inc $32.6 59.7% 53.3% 47.6% 11/19/2007 3/18/2008 Canyon Resources Corp Gold,silver mining co Atna Resources Ltd $29.3 45.5% 45.1% 38.3% 11/18/2007 12/28/2007 Natrol Inc Mnfr dietary supplements Plethico Pharmaceuticals Ltd $62.8 93.8% 69.2% 39.7% 11/16/2007 12/31/2007 Coley Pharmaceutical Group Inc Pvd research,dvlp svcs Pfizer Inc $227.0 166.7% 145.4% 169.4% 11/13/2007 2/28/2008 Tutogen Medical Inc Mnfr,whl biological implant Regeneration Technologies Inc $282.3 26.7% 14.0% 8.3% 11/8/2007 6/17/2008 Restoration Hardware Inc Own,op home furnishings Catterton Partners $176.1 67.9% 57.9% 38.5% 11/7/2007 7/2/2008 vFinance Inc Pvd mgmt consulting svcs National Holdings Corp $15.3 47.4% 21.7% 27.3% 10/30/2007 4/1/2008 E-Z-EM Inc Mnfr med imaging prod Bracco Diagnostics Inc $230.5 27.9% 33.3% 23.6% 10/2/2007 1/8/2008 Printronix Inc Mnfr,whl printers Vector Capital Corp $109.3 18.3% 18.5% 18.5% 9/27/2007 2/4/2008 Traffix Inc Pvd Internet mktg svcs New Motion Inc $174.9 122.4% 118.3% 106.8% 9/19/2007 5/2/2008 Renovis Inc Mnfr pharm Evotec AG $141.4 41.6% 38.7% 52.2% 9/18/2007 11/16/2007 Factory Card Outlet & Party Own,operate card stores AAH Holdings Corp $52.5 105.0% 147.8% 143.4% 9/17/2007 10/31/2007 Target Logistics Inc Pvd freight transp svcs Mainfreight Ltd $46.2 38.9% 42.1% 31.6% 8/27/2007 12/13/2007 Cost-U-Less Inc Own,op stores North West Co Fund $52.4 11.9% 7.4% 15.4% 8/13/2007 10/25/2007 Gensym Corp Dvlp rule engine software Versata Inc $19.6 11.9% 11.9% 14.1% 8/7/2007 10/29/2007 Isotis Inc Biotech co Integra LifeSciences Hldg Corp $46.5 5.4% 3.7% 2.7% 8/7/2007 11/12/2007 Microtek Medical Holdings Inc Mnfr infection control prod Ecolab Inc $287.0 34.0% 28.8% 42.5% 8/6/2007 11/7/2007 HemoSense Inc Mnfr,dvlp,whl monitoring sys Inverness Med Innovations Inc $179.7 33.9% 33.8% 33.6% 8/6/2007 9/21/2007 CompuDyne Corpo Mnfr security systems Investor Group $59.4 34.4% 31.3% 24.8% 7/17/2007 8/23/2007 Metromedia International Group Pvd telecom svcs CaucusCom Merger Corp $185.7 29.5% 34.3% 14.7% 7/11/2007 9/24/2007 New Brunswick Scientific Co Mnfr,whl lab equip;hldg co Eppendorf AG $108.7 43.2% 40.2% 47.3% 7/11/2007 8/29/2007 Boston Communications Group Dvlp processing software Tea Party Acquisition Corp $65.7 80.9% 105.7% 144.9% 7/5/2007 8/10/2007 ACR Group Inc Whl heating,ventilating equip Watsco Inc $81.4 46.7% 45.2% 42.4% 7/5/2007 10/22/2007 Champps Entertainment Inc Own, op dining restaurants F&H Acquisition Corp $73.3 -17.7% -14.5% -16.4% 6/28/2007 9/20/2007 Everlast Worldwide Inc Mnfr,whl sports prod Brands Holdings Ltd $151.2 42.6% 49.6% 67.2% 6/28/2007 9/24/2007 NewWest Gold Corp Gold mining Fronteer Development Group Inc $175.5 36.0% 45.7% 27.7% 6/26/2007 10/1/2007 Web.com Inc Pvd hosting,consulting svcs Website Pros Inc $112.0 25.4% 30.0% 40.4% 6/25/2007 11/13/2007 Neon Communications Group Pvd infrastructure,network svc RCN Corp $264.1 5.0% 7.4% 1.9% 6/18/2007 9/25/2007 American Technical Ceramics Mnfr ceramic capacitors AVX Corp $236.9 47.2% 54.3% 62.0% 6/17/2007 8/30/2007 Friendly Ice Cream Corp Own,op restaurants Freeze Operations Holding Corp $128.8 12.4% 29.2% 27.0% 5/18/2007 8/9/2007 Iomed Inc Mnfr,whl pharm ReAble Therapeutics LLC $21.1 38.2% 37.5% 37.5% 5/15/2007 7/13/2007 International Electronics Inc Mnfr electn prod Linear Corp $11.6 123.2% 121.7% 118.0% 5/14/2007 7/31/2007 Inforte Corp Pvd tech consultancy svcs Business & Decision Group $49.9 32.8% 32.8% 31.6% 5/14/2007 7/12/2007 Stratos Int ernational Inc Mnfr optical transceivers Emerson Electric Co $116.0 -0.6% -1.4% 6.7% 5/8/2007 8/5/2007 Sipex Corp Mnfr,whl semiconductors EXAR Corp $191.3 4.1% -0.9% 8.7% 5/3/2007 7/2/2007 CIMNET Inc Dvlp software Invensys Systems Inc $18.0 -4.7% 9.0% 10.5% DRAFT Page 24

Appendix A

GH&F

Premium Analysis Detail

Date Announced	Date Effective	Target Name	Target Short Business Description	Acquiror Name	Value of Transaction	1 Day Premium	1-Week Premium	4-Week Premium
5/2/2007	7/17/2007	Mity Enterprises Inc	Mnfr,whl coml furniture	FP Merger Sub Inc	$71.6	7.0%	10.3%	12.9%
4/30/2007	6/18/2007	Enpath Medical Inc	Mnfr med prods	Greatbatch Inc	$91.6	29.2%	38.9%	45.8%
4/26/2007	7/11/2007	Castelle Inc	Dvlp software,hardware prod	Captaris Inc	$16.7	21.8%	20.0%	30.2%
4/23/2007	7/23/2007	Terayon Communication Sys Inc	Mnfr,whl cable modem sys	Motorola Inc	$141.8	-2.2%	9.1%	15.4%
4/12/2007	6/8/2007	Cutter & Buck Inc	Mnfr,whl sportswear,outerwear	New Wave Group AB	$156.9	24.1%	28.4%	30.6%
4/12/2007	7/9/2007	eGene Inc	Biotechnology co	Qiagen North American Holdings	$25.1	58.6%	62.4%	58.6%
4/12/2007	6/18/2007	Mobius Management Systems Inc	Dvlp office software	ASG	$214.9	35.1%	34.7%	40.4%
4/6/2007	6/6/2007	Stratagene Corp	Biotechnology company	Agilent Technologies Inc	$252.3	28.6%	34.4%	26.5%
4/4/2007	6/11/2007	Ablest Inc	Pvd temporary hiring svcs	Koosharem Corp	$32.2	48.7%	48.9%	47.1%
4/1/2007	7/18/2007	Quovadx Inc	Dvlp end-to-end software	Battery Ventures	$135.3	25.5%	27.5%	21.2%
3/22/2007	10/29/2007	Smithway Motor Xpress Corp	Pvd trucking svcs	Western Express Inc	$90.0	23.5%	20.0%	8.3%
2/26/2007	8/28/2007	Smith & Wollensky Rstrnt Grp	Own,op restaurants	Patina Restaurant Group LLC	$94.5	118.5%	114.8%	124.5%
2/22/2007	5/10/2007	Applied Innovation Inc	Dvlp network mgmt software	KEG Holdings Inc	$52.7	7.8%	9.6%	9.5%
2/20/2007	4/6/2007	TB Woods Corp	Mnfr power transmission equip	Altra Holdings Inc	$102.4	45.9%	36.9%	47.1%
2/19/2007	5/7/2007	LESCO Inc	Mnfr,whl lawn care prods	Deere & Co	$134.5	39.0%	45.0%	42.0%
2/16/2007	4/19/2007	Vantagemed Corp	Dvlp healthcare info software	Nightingale Informatix Corp	$11.5	44.2%	53.1%	89.9%
2/13/2007	5/15/2007	Corillian Corp	Dvlp Internet software	CheckFree Corp	$244.6	51.5%	57.0%	45.1%
2/9/2007	5/7/2007	Mikron Infrared Inc	Mnfr infrared thermometers	Red Acquisition Corp	$64.7	17.6%	15.4%	-3.4%
2/7/2007	5/24/2007	Wellco Enterprises Inc	Mnfr combat boots	Wellco Enterprises Inc SPV	$18.0	33.1%	25.0%	28.4%
2/7/2007	3/26/2007	SpectraLink Corp	Mnfr,whl wireless tele sys	Polycom Inc	$231.5	37.3%	30.0%	32.3%
1/20/2007	3/13/2007	Analex Corp	Pvd info tech svcs	Qinetic North America Op LLC	$66.9	96.8%	85.0%	84.1%
1/19/2007	8/20/2007	EasyLink Services Corp	Pvd electn mail svcs	Internet Commerce Corp	$77.1	37.7%	62.8%	96.1%
1/12/2007	3/16/2007	ZEVEX International Inc	Mnfr,whl med devices	Moog Inc	$81.1	38.9%	35.0%	28.8%
1/9/2007	4/2/2007	International Aluminum Corp	Mnfr metal doors,sash frames	Genstar Capital LLC	$228.4	8.5%	8.7%	13.1%
1/8/2007	3/29/2007	Strategic Distribution Inc	Whl safety supplies	Investor Group	$29.6	-9.9%	-7.0%	-16.5%
1/3/2007	4/30/2007	Blair Corp	Pvd ecommerce ret svcs	Investor Group	$152.2	29.8%	29.7%	40.0%
12/29/2006	4/3/2007	Carreker Corp	Pvd integrated consulting svcs	CheckFree Corp	$211.5	8.5%	5.9%	11.0%
12/26/2006	4/13/2007	CPAC Inc	Mnfr imaging prod	Buckingham Capital Partners LP	$50.6	10.2%	8.8%	17.7%
12/21/2006	3/30/2007	Tut Systems Inc	Mnfr broadband equip	Motorola Inc	$39.0	18.6%	11.7%	6.5%
12/20/2006	4/2/2007	Integrated Alarm Svcs Grp Inc	Pvd monitoring svcs	Protection One Inc	$84.8	18.8%	15.2%	10.8%
12/18/2006	3/14/2007	Knova Software Inc	Pvd software svcs	M2M Holdings Inc	$46.2	22.0%	22.0%	25.0%
12/18/2006	3/6/2007	Farrel Corp	Mnfr industrial machinery	Investor Group	$18.4	92.3%	93.7%	89.7%
12/12/2006	4/17/2007	Valera Pharmaceuticals Inc	Mnfr pharm	Indevus Pharmaceuticals Inc	$177.0	108.0%	106.0%	141.9%
12/6/2006	2/23/2007	DocuCorp International Inc	Dvlp software	Skywire Software LLC	$128.0	33.3%	36.1%	35.1%
11/28/2006	11/21/2007	National Home Health Care Corp	Pvd home health care svcs	Investor Group	$73.3	7.9%	9.2%	21.4%
11/27/2006	1/29/2007	Rita Medical Systems Inc	Mnfr,whl tumor treatment	AngioDynamics Inc	$234.2	17.5%	20.5%	28.8%
11/20/2006	4/10/2007	Netsmart Technologies Inc	Dvlp med software	Netsmart Technologies Inc SPV	$117.5	12.2%	26.7%	27.0%
11/15/2006	1/19/2007	Embrex Inc	Biotechnology company	Pfizer Animal Health	$150.4	42.6%	51.3%	43.6%

DRAFT

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Appendix A Premium Analysis Detail Date Date Target Short Value of 1 Day 1-Week 4- Week Announced Effective Target Name Business Description Acquiror Name Transaction Premium Premium Premium 11/13/2006 2/7/2007 Netopia Inc Dvlp broadband Internet equip Motorola Inc $199.8 17.1% 22.6% 9.2% 11/13/2006 2/13/2007 Golf Galaxy Inc Own,op golf ret stores Dick’s Sporting Goods Inc $221.4 19.0% 21.2% 40.6% 11/5/2006 3/6/2007 Traffic.com Inc Pvd traffic info svcs NAVTEQ Corp $186.4 30.1% 60.0% 63.3% 11/2/2006 1/10/2007 Reinhold Industries Inc Mnfr reinforced plastics Jordan Co LP $41.2 0.0% 5.9% 3.2% 10/23/2006 12/31/2006 MetaSolv Inc Dvlp CRM software Oracle Corp $217.7 23.5% 19.5% 37.6% 10/23/2006 1/9/2007 Indus International Inc Dvlp mgmt software MDSI Mobile Data Solutions Inc $227.6 52.8% 44.2% 75.8% 10/18/2006 12/1/2006 Vodavi Technology Inc Pvd bus telecom solutions svcs Vertical Communications Inc $31.3 24.2% 21.0% 24.2% 10/17/2006 1/8/2007 Pemstar Inc Mnfr electronic components Benchmark Electronics Inc $210.1 26.8% 28.6% 23.4% 10/12/2006 2/20/2007 VitalStream Holdings Inc Pvd audio,video streaming svcs Internap Network Services Corp $279.1 36.7% 1.7% -6.4% 9/26/2006 11/1/2006 Collins Industries Inc Mnfr specialty vehicles Investor Group $82.8 68.9% 66.7% 58.2% 9/22/2006 12/15/2006 Talk America Holdings Inc Pvd telecommun svcs Cavalier Telephone LLC $246.9 23.3% 24.6% 43.1% 9/8/2006 10/17/2006 Educational Insights Inc Dvlp educational prod Learning Resources Inc $13.9 173.6% 173.6% 162.7% 9/7/2006 11/3/2006 Bio-Lok International Inc Mnfr implant systems Tumbler Holdings Inc $32.9 22.9% 19.4% 36.1% 9/6/2006 12/15/2006 Provena Foods Inc Prod prepared meats and pasta Hormel Foods Corp $16.6 26.6% 42.1% 76.5% 9/6/2006 6/25/2007 Embarcadero Technologies Inc Dvlp software Thoma Cressey Equity Partners $186.2 12.7% 12.5% 16.9% 9/5/2006 10/26/2006 Click Commerce Inc Dvlp B2B software Illinois Tool Works Inc $295.2 26.7% 32.2% 54.1% 9/2/2006 12/1/2006 Sentigen Holding Corp Pvd research svcs Invitrogen Corp $25.9 2.4% 22.6% 34.8% 9/1/2006 11/22/2006 Applied Imaging Corp Mnfr imaging analysis prod Genetix Group PLC $26.9 71.4% 95.4% 154.6% 8/29/2006 1/29/2007 Rotonics Manufacturing Inc Mnf rotational plastics Rotonics Holding Corp $35.4 18.6% 20.0% 8.7% 8/28/2006 12/12/2006 InterVideo Inc Dvlp audio/video software Corel Corp $199.3 35.4% 34.4% 32.3% 8/28/2006 12/15/2006 Oilgear Co Mnfr,whl fluid power prod Mason Wells Buyout Fund II LP $31.6 41.5% 36.8% 30.1% 8/23/2006 10/18/2006 Firearms Training Systems Inc Mnfr air-defense training prod Meggitt USA Inc $142.5 31.7% 40.3% 44.0% 8/16/2006 10/20/2006 Southern Energy Homes Inc Construct residential bldgs Clayton Homes Inc $115.0 30.8% 29.8% 36.0% 8/15/2006 1/19/2007 High Plains Uranium Inc Uranium mining co Energy Metals Corp $52.7 60.1% 61.4% 52.0% 8/14/2006 10/31/2006 Micro Linear Corp Mnfr integrated circuits Sirenza Microdevices Inc $41.7 20.1% 19.2% 25.3% 8/9/2006 10/20/2006 Zomax Inc Dvlp supply chain software ComVest Investment Partners $69.9 46.2% 39.3% 34.8% 8/7/2006 10/16/2006 Loudeye Corp Prvds audio and video ecoding Nokia Oyj $126.9 151.4% 151.4% 104.6% 8/4/2006 12/4/2006 Opinion Research Corp Pvd comml market research infoUSA Inc $76.0 106.2% 114.3% 113.9% 7/27/2006 10/27/2006 Featherlite Inc Mnfr alum trailers Universal Trailer Holdings $101.0 52.9% 41.6% 45.1% 7/25/2006 10/5/2006 WatchGuard Technologies Inc Dvlp Internet sec software Francisco Partners LP $149.5 13.9% 14.6% -8.6% 7/19/2006 11/29/2006 Excelligence Learning Corp Mnfr,ret educational prod ELC Acquisition Corp $125.4 60.5% 61.5% 63.5% 7/19/2006 9/7/2006 Niagara Corp Mnfr cold drawn steel bars KNIA Holdings Inc $131.8 -8.6% -8.6% 6.0% 7/7/2006 11/15/2006 Radiologix Inc Own,op imaging centers Primedex Health Systems Inc $213.9 179.2% 173.2% 200.6% 6/30/2006 8/7/2006 Woodhead Industries Inc Mnfr network,electrical prod Molex Inc $238.8 16.0% 16.5% 13.2% 6/27/2006 11/3/2006 Hector Comm unications Corp Pvd telecommunications svcs Hector Acquisition Corp $155.4 23.4% 26.6% 22.8% 6/26/2006 9/6/2006 Somera Communications Inc Whl commun equip Telmar Network Technology Inc $42.3 123.3% 121.2% 87.8% 6/21/2006 9/1/2006 Concorde Career Colleges Inc Pvd career training svcs Liberty Partners LP $113.9 34.2% 38.9% 24.5% 6/20/2006 9/6/2006 CFC International Inc Mnfr functional coatings Illinois Tool Works Inc $68.9 48.2% 46.3% 60.1% DRAFT Page 26

Appendix A

GH&F

Premium Analysis Detail

Date Announced	Date Effective	Target Name	Target Short Business Description	Acquiror Name	Value of Transaction	1 Day Premium	1-Week Premium	4-Week Premium
6/15/2006	12/21/2006	Venture Catalyst Inc	Pvd gaming consulting svcs	International Game Technology	$20.9	101.6%	83.0%	84.3%
6/7/2006	2/1/2007	Warrantech Corp	Pvd extended warranty svcs	HIG Capital LLC	$11.7	50.0%	59.6%	36.4%
6/5/2006	8/2/2006	Onyx Software Corp	Dvlp CRM software	M2M Holdings Inc	$92.5	9.6%	21.5%	30.1%
5/25/2006	8/9/2006	NWH Inc	Own,op wireless cable systems	Ingenix Inc	$53.6	34.1%	36.2%	34.9%
5/22/2006	6/29/2006	Main Street Restaurant Group	Own,op restaurants	Main Street Acquisition Corp	$123.9	20.5%	23.1%	29.6%
5/16/2006	1/3/2007	Sands Regent	Own,op casino hotels	Herbst Gaming Inc	$114.5	7.8%	8.8%	15.4%
5/11/2006	6/30/2006	RemedyTemp Inc	Pvd employment svcs	Select Personnel Services	$167.5	39.3%	35.7%	47.2%
5/5/2006	9/1/2006	Sportsmans Guide Inc	Own,op mail order catalog	VLP Corp	$264.8	14.8%	17.8%	18.1%
5/5/2006	8/4/2006	Mpower Holding Corp	Pvd telecommunications svcs	Telepacific Communications	$197.9	2.7%	15.0%	37.1%
4/28/2006	11/5/2007	Back Yard Burgers Inc	Own,op restaurants	Investor Group	$33.9	29.7%	30.3%	37.4%
4/27/2006	8/8/2006	Navigant International Inc	Pvd travel mgmt svcs	Carlson Wagonlit Business	$298.0	25.0%	23.0%	35.0%
4/26/2006	4/26/2006	Sports Resorts Intl Inc	Mnfr motor vehicle parts	Sports Resorts Acquisitions Co	$48.4	11.1%	5.3%	25.0%
4/24/2006	7/6/2006	Manugistics Group Inc	Dvlp supply chain software	JDA Software Group Inc	$215.1	4.2%	8.7%	16.8%
4/20/2006	9/27/2006	Marsh Supermarkets Inc	Own,op grocery stores	Sun Capital Partners Inc	$88.0	9.1%	38.0%	39.1%
4/12/2006	7/3/2006	Portal Software Inc	Dvlp billing,Revenue Mgmt sol	Oracle Corp	$233.7	17.0%	16.1%	41.6%
4/3/2006	11/1/2006	Mossimo Inc	Mnfr men's clothing	Iconix Brand Group Inc	$101.3	37.1%	22.0%	22.2%
3/22/2006	8/25/2006	Morton Industrial Group Inc	Mnfr metal,plastic prod	MMC Precision Merger Corp	$54.9	63.9%	63.9%	63.9%
3/20/2006	6/7/2006	SBS Technologies Inc	Mnfr,whl computers,CPUs	GE Fanuc Embedded Systems Inc	$269.7	55.1%	55.7%	47.1%
3/20/2006	7/26/2006	Outlook Group Corp	Pvd coml printing svcs	Vista Group Holdings LLC	$47.0	18.2%	22.2%	28.6%
3/10/2006	7/3/2006	Artemis Intl Solutions Corp	Pvd application mgmt svcs	Versata Inc	$33.0	18.5%	28.0%	14.3%
2/24/2006	6/9/2006	Packaging Dynamics Corp	Mnfr packaging equip	Thilmany LLC	$275.8	-2.4%	4.2%	7.6%
2/16/2006	6/20/2006	Checkers Drive-In Restaurants	Own,op restaurants	Taxi Holding Corp	$172.0	0.7%	1.2%	1.8%
2/10/2006	7/28/2006	Knape & Vogt Manufacturing Co	Mnfr,whl storage prod	Wind Point Partners	$49.5	18.2%	18.8%	34.8%
2/10/2006	8/9/2006	Xenogen Corp	Biotechnology company	Caliper Life Sciences Inc	$61.0	3.0%	4.1%	4.1%
2/7/2006	4/20/2006	Segue Software Inc	Dvlp software	Borland Software Corp	$103.2	27.9%	30.4%	25.1%
2/6/2006	3/31/2006	Raindance Communications Inc	Pvd Internet commun svcs	West Corp	$157.1	32.4%	31.7%	36.4%
1/29/2006	3/29/2006	Lowrance Electronics Inc	Mnfr,whl sonars,marine electn	Simrad Yachting AS	$190.0	48.0%	45.0%	41.4%
1/4/2006	3/31/2006	Datastream Systems Inc	Dvlp asset mgmt software	Magellan Holdings Inc	$214.7	15.3%	24.4%	26.7%

	1 Day Premium	1-Week Premium	4-Week Premium
Low	-17.7%	-14.5%	-16.5%
Mean	44.7%	45.5%	48.6%
Median	34.6%	34.4%	36.0%
High	229.3%	243.8%	231.3%

Source: Company filings, press releases and CapIQ.

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Appendix B Discounted Cash Flow Analysis Detail DRAFT

Appendix B Discounted Cash Flow Analysis Detail The Discounted Cash Flow (“DCF”) Analysis is used to calculate a range of theoretical values for the Company based on: (i) the net present value of the estimated future cash flows generated by the Company; and (ii) a terminal value, which is an estimate of the future value of the Company. The Company projected financial information was provided by the Company’s management. For purposes of this analysis, we used a range of discount rates from 15.0% to 19.0% and a range of EBITDA multiples for the terminal value of 5.0x to 7.0x. Multiples were determined by considering growth rates of comparable companies and information on trading multiples of comparable companies and transaction multiples of comparable transactions. In addition, we considered the nature of the Company’s business, the size of the Company relative to the comparable companies, its position in the industry and our recent experience in the M&A marketplace. Discount rates were based on the weighted average cost of capital (“WACC”) for comparable companies, business specific risk, the issues associated with maintaining and growing the business as projected in the financial information provided by the Company management, size of the Company relative to its peers and other relevant factors. DRAFT Page 29

Appendix B Discounted Cash Flow Analysis ($ in millions except per share data) Fiscal years ending June 30 2010E 2011P 2012P 2013P 2014P Total Sales $32,990 $35,351 $38,151 $41,576 $45,518 Operating Cash Flow (EBITDA) 2,585 2,944 3,102 3,282 3,510 Operating Income (EBIT) 1,966 2,270 2,428 2,608 2,803 Less: Federal Taxes @ 36.0% (708) (817) (874) (939) (1,009) After-Tax Operating Income 1,258 1,453 1,554 1,669 1,794 Plus: Depreciation & Amortization 619 674 674 674 707 Plus: FAS 123(R) Expense 80 80 80 80 80 Less: Capital Expenditures (645) (650) (650) (683) (717) Less: Change in Working Capital 96 68 (517) (288) (744) After-Tax Operating Cash Flows 1,408 1,625 1,141 1,452 1,120 EBITDA Multiple: 6.0x 0 0 0 0 21,060 Total Cash Flows $1,408 $1,625 $1,141 $1,452 $22,180 Present Value of Cash Flows Enterprise Value Sensitivity Analysis NPV Cash Flows $4,389 Discount Rate NPV Terminal Value 9,606 $13,994 15.0% 17.0% 19.0% Total Enterprise Value $13,994 EBITDA 5.0x $13,316 $12,393 $11,556 Multiple 6.0x $15,061 $13,994 $13,026 Plus: Cash (1) 272 7.0x $16,806 $15,595 $14,497 Less: Debt (1) 2,052 Total Equity Value $12,214 Equity Value Sensitivity Analysis Discount Rate Assumptions $12,214 15.0% 17.0% 19.0% Discount Rate 17.0% EBITDA 5.0x $11,536 $10,613 $9,776 EBITDA Multiple 6.0x Multiple 6.0x $13,281 $12,214 $11,246 Tax Rate 36.0% 7.0x $15,026 $13,815 $12,717 Equity Value Sensitivity Analysis (Shares) Discount Rate NPV Disc C 15.0% 17.0% 19.0% EBITDA 5.0x $4.58 $4.22 $3.90 Multiple 6.0x $5.26 $4.85 $4.47 7.0x $5.94 $5.47 $5.04 Projections provided by Perimeter management. (1) As of June 30, 2009. DRAFT Page 30

Appendix C Comparable Public Company Analysis Detail DRAFT

Appendix C Comparable Public Company Analysis The Comparable Public Company Analysis reviews securities of publicly-traded companies deemed comparable to the Company’s business. It is generally accepted that share pricing in the public market reflects the value of a minority interest and does not reflect any control premium. Further, share pricing in the public market incorporates a wide range of factors including general economic conditions, interest rates, inflation and investor perceptions. The analysis focused on publicly-traded companies with the following SIC codes: 3523 Farm machinery and equipment; 3679 Electronic components; 3690 Miscellaneous electrical machinery, equipment, and supplies; and 3699 Electrical equipment and supplies. Market capitalizations between $10 million and $300 million. Companies which Greene Holcomb & Fisher deemed similar to the Company’s business. The search yielded the following 10 companies: Art’s-Way Manufacturing Co. Inc. Magal Security Systems Ltd. Coleman Cable, Inc. Preformed Line Products Co. Eurodrip SA Salcomp Plc Exel Industries SA SL Industries Inc. Jewett-Cameron Trading Co. Ltd. Ultralife Corp. DRAFT Page 32

Appendix C Comparable Public Company Analysis (1) ($ in millions — except per share data) Closing Market Company Company Value / Revenue Company Value / EBITDA Company Price @ Cap Value 07/31/09 LTM CY 09E CY 010P LTM CY 09E CY 010P Art’s-Way Manufacturing Co. Inc. $5.40 $22 $32 1.0x NA NA NM NA NA Coleman Cable, Inc. $3.27 $56 $275 0.3x 0.5x 0.5x 5.0x 6.4x 5.4x Eurodrip SA $1.30 $57 $102 1.1x NA NA 8.4x NA NA Exel Industries SA $35.61 $242 $327 0.5x 0.5x 0.5x 5.0x 6.3x 5.7x Jewett-Cameron Trading Co. Ltd. $6.25 $15 $10 0.2x NA NA 2.9x NA NA Magal Security Systems Ltd. $4.52 $47 $54 0.8x NA NA NEG NA NA Preformed Line Products Co. $35.08 $183 $169 0.6x 0.7x 0.7x 5.3x NA NA Salcomp Plc $1.99 $78 $92 0.2x 0.3x 0.3x 5.7x 4.7x 2.9x SL Industries Inc. $6.31 $38 $38 0.2x 0.3x 0.2x 3.8x NA NA Ultralife Corp. $6.42 $109 $130 0.5x 0.6x 0.5x 6.8x 7.6x 5.3x Low 0.2x 0.3x 0.2x 2.9x 4.7x 2.9x Mean 0.6x 0.5x 0.4x 5.4x 6.3x 4.8x Median 0.5x 0.5x 0.5x 5.2x 6.4x 5.3x High 1.1x 0.7x 0.7x 8.4x 7.6x 5.7x Perimeter $2.10 $5 $7 0.2x 0.2x 0.2x 2.9x 2.7x 2.7x Source: Company Filings, Thomson One, CapIQ. Perimeter statistics provided by management. (1) Total shares outstanding calculated using the treasury stock method to incorporate outstanding options and warrants. DRAFT Page 33

Appendix C Comparable Public Company Analysis ($ in millions) Revenue EBITDA Company LTM CY 09E CY 010P LTM CY 09E CY 010P Art’s-Way Manufacturing Co. Inc. $31 NA NA $2 NA NA Coleman Cable, Inc. (1) $838 $508 $549 $55 $43 $51 Eurodrip SA $89 NA NA $12 NA NA Exel Industries SA $693 $653 $647 $65 $52 $57 Jewett-Cameron Trading Co. Ltd. $49 NA NA $3 NA NA Magal Security Systems Ltd. $70 NA NA ($10) NA NA Preformed Line Products Co. $269 $241 $260 $32 NA NA Salcomp Plc (2) $373 $316 $347 $16 $20 $32 SL Industries Inc. $177 $143 $156 $10 NA NA Ultralife Corp. (3) $245 $217 $252 $19 $17 $25 Perimeter (4) $32 $33 $34 $2 $3 $3 (1) Excludes $4.8 million asset writedown and $1.6 million legal settlement. (2) Excludes $121,000 gain on sale of equipment. (3) Excludes $750,000 restructuring charge; only includes depreciation expense related to PP&E. (4) Provided by Perimeter management. DRAFT Page 34

Appendix C Comparable Public Company Analysis One Year Three Year One Year Three Year LTM Margins Company Revenue Revenue EBITDA EBITDA Gross EBIT EBITDA Growth % CAGR % Growth % CAGR % Art’s-Way Manufacturing Co. Inc. 19.5% 4.1% 6.2% 8.4% 2.6% -6.1% 0.0% Coleman Cable, Inc. 10.3% 3.1% 6.5% -16.8% 3.2% -3.6% 1.2% Eurodrip SA 33.8% 9.7% 13.6% 15.9% 1.9% 3.8% 4.2% Exel Industries SA 40.6% 7.4% 9.4% 36.1% 2.2% 2.0% 1.7% Jewett-Cameron Trading Co. Ltd. 19.8% 6.3% 6.9% -22.8% -1.4% -3.2% 0.6% Magal Security Systems Ltd. 30.1% NEG NEG -2.8% 0.6% NA NA Preformed Line Products Co. 32.3% 8.8% 11.9% 13.5% 0.9% 1.3% 1.1% Salcomp Plc 9.0% 2.4% 4.4% -9.2% 1.3% -6.2% -1.6% SL Industries Inc. 30.3% 3.5% 5.6% -10.6% 1.0% -4.7% -0.5% Ultralife Corp. 22.3% 5.5% 7.8% 58.2% 4.9% 14.3% 10.6% Low 9.0% 2.4% 4.4% -22.8% -1.4% -6.2% -1.6% Mean 24.8% 5.6% 8.0% 7.0% 1.7% -0.3% 1.9% Median 26.2% 5.5% 6.9% 2.8% 1.6% -3.2% 1.1% High 40.6% 9.7% 13.6% 58.2% 4.9% 14.3% 10.6% Perimeter (1) 33.1% 6.0% 7.5% -6.8% -0.1% 137.7% 17.5% (1) Growth and CAGR figures repesent fiscal year results. DRAFT Page 35

Appendix D Comparable Transactions Analysis Detail DRAFT

Appendix D Comparable Transactions Analysis Detail The Comparable Transactions Analysis encompasses a review of transactions involving acquired entities deemed comparable to the Company’s business. This analysis is based on information obtained from SEC filings, public company disclosures, press releases, industry and popular reports, databases and other sources. The analysis reviewed a group of transactions selected based on the following: Transactions where the target had one of the following SIC codes: • 3523 Farm machinery and equipment; • 3679 Electronic components; • 3690 Miscellaneous electrical machinery, equipment, and supplies; and • 3699 Electrical equipment and supplies. Transaction value greater than $10 million and less than $300 million; Public and private targets in which greater than 90% of the company was acquired; Transactions announced between January 1, 2004 and July 31, 2009; Excludes repurchases, minority interests and hostile transactions; and Transactions with target companies which GH&F deemed similar to the Company’s business. This search process yielded 19 transactions which satisfied the selection criteria. DRAFT Page 37

Appendix D

GH&F

Comparable Transaction Analysis [1]

(Dollars in Millions)

Date Announced	Date Effective	Target Name	Acquirer Name	Value of Transaction	Enterprise Value	LTM Net Sales	LTM EBITDA	Enterprise Value / LTM Net Sales	Enterprise Value / LTM EBITDA
12/28/2008	3/31/2009	Dmatek Ltd.	Sequoia Capital; Others	$73.1	$59.9	$50.3	$11.2	1.2x	5.3x
7/27/2008	8/25/2008	Elgar Electronics Corporation	Ametek Inc.	$120.0	$120.0	$80.0	NA	1.5x	NA
11/19/2007	11/19/2007	Hardi International A/S	Exel Industries	$57.2	$57.2	$80.6	-$3.2	0.7x	NEG
10/30/2007	11/16/2007	Stationary Power Services Inc	Ultralife Batteries Inc.	$13.3	$13.1	$8.4	$1.0	1.6x	12.6x
7/31/2007	7/31/2007	Benshaw, Inc.	Curtiss-Wright Corp.	$102.0	$102.0	$82.0	NA	1.2x	NA
2/19/2007	5/7/2007	LESCO Inc	Deere & Co	$134.5	$166.4	$550.6	-$16.3	0.3x	NEG
2/15/2007	2/15/2007	Aquarius Brands, Inc.	Jain Irrigation Systems Ltd.	$21.5	$21.5	$30.0	NA	0.7x	NA
12/22/2006	1/2/2007	Hansen Manufacturing Corp.	Ag Growth International Inc.	$18.5	$18.5	$13.3	$3.6	1.4x	5.1x
10/31/2006	11/1/2006	MTE Corporation	SL Industries, Inc.	$15.5	$13.6	$16.0	$2.2	0.9x	6.1x
5/24/2006	7/28/2006	Invensys Building Systems, Inc.	TAC AB	$293.2	$293.2	$136.4	NA	2.2x	NA
5/1/2006	7/3/2006	McDowell Research, Ltd.	Ultralife Batteries Inc.	$25.0	$25.0	$21.7	NA	1.2x	NA
5/1/2006	6/1/2006	Barrier Systems, Inc.	Lindsay Manufacturing Co.	$35.7	$35.7	$16.4	$3.5	2.2x	10.2x
3/1/2006	3/1/2006	Vector Products, Inc.	The Black & Decker Corporation	$160.0	$160.0	$150.0	NA	1.1x	NA
1/19/2006	2/28/2006	Farnam Companies, Inc.	Central Garden & Pet Co.	$287.2	$248.2	$165.8	$23.0	1.5x	10.8x
12/16/2005	1/25/2006	Ault Inc.	SL Industries, Inc.	$18.7	$14.7	$37.1	-$2.1	0.4x	NEG
6/2/2005	6/2/2005	Pets International Ltd	Central Garden & Pet Co	$35.0	$35.0	$36.0	NA	1.0x	NA
3/15/2005	4/8/2005	Edwards Group of Cos	Ag Growth International Inc.	$16.6	$16.6	$13.3	NA	1.2x	NA
6/11/2004	6/30/2004	Datel, Inc.	C&D Technologies Inc.	$74.6	$74.6	$60.0	NA	1.2x	NA
5/20/2004	5/20/2004	Airpax Corporation	William Blair Capital; Norwest Equity	$78.5	$78.5	$80.0	NA	1.0x	NA
			Low	$13.3	$13.1	$8.4	-$16.3	0.3x	5.1x
			Mean	$83.2	$81.8	$85.7	$2.6	1.2x	8.4x
			Median	$57.2	$57.2	$50.3	$2.2	1.2x	8.2x
			High	$293.2	$293.2	$550.6	$23.0	2.2x	12.6x

[1] Per Capital IQ, Thomson One and public filings.

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Appendix E Comparable Company Descriptions Company Name Business Description Art’s-Way Manufacturing Co. Inc. Art’s-Way Manufacturing Co., Inc. and its subsidiaries engage in the fabrication and sale of metal products in the agricultural (NasdaqCM:ARTW) sector in the United States. It offers portable and stationary animal feed processing equipment and related attachments used to mill and mix feed grains into custom animal feed rations; bulk mixing wagon to mix animal feeds containing silage, hay, and grain; stalk shredders; sugar beet harvesting equipment; and a line of land maintenance equipment, moldboard plows, and grain drill equipment. The company also produces and sells modular buildings that are used for animal containment and research laboratories. In addition, it manufactures pressure steel vessels and steel containment systems for water treatment, air receivers, refineries, co-generation, chemical, petrochemical, storage tanks, agriculture, marine, refrigeration, hydro pneumatic, heavy equipment, pharmaceuticals, and mining industries. Art’s-Way Manufacturing Co. sells its products through independent farm equipment dealers. The company was founded in 1956 and is based in Armstrong, Iowa. Coleman Cable, Inc. Coleman Cable, Inc. designs, develops, manufactures, and supplies electrical wire and cable products for consumer, (NasdaqGM:CCIX) commercial, and industrial applications in the United States and Canada. It provides industrial wire and cable products (IWCP), such as portable cord, machine tool wiring, welding, mining, pump, control, stage/lighting, diesel/locomotive and metal clad cables, and other power cord products under Royal, Seoprene, Corra/Clad, and Polar-Rig 125 brands. The company also provides electronic wire products comprising telephone, security, coaxial, industrial automation, twinaxial, fire alarm, plenum, and home automation cables under Signal, Plencote, Soundsational, and Clear Signal brands, as well as low voltage cable products, such as thermostat wire and irrigation cables. In addition, Coleman Cable offers assembled wire and cable products, such as extension cords; and ground fault circuit interrupters, portable lighting, retractable reels, holiday items, recreational vehicle cords and adapters, and surge and strip products, as well as booster cables, battery cables, and battery accessories for the automotive aftermarket under the Polar Solar, Power Station, American Contractor, Road Power, Booster-in-a-Bag, Tri-Source, Trinector, Quadnector, Luma-Site, Coilex, Stripes, and Cool Colors brands. It sells its products to electrical distribution, wire and cable distribution, OEM/government, irrigation, industrial/contractor, security/home automation, recreation/transportation, copper fabrication, and retail and automotive, as well as heating, ventilation, air conditioning, and refrigeration markets. The company was founded in 1970 and is based in Waukegan, Illinois. Page 0

Appendix E Comparable Company Descriptions Company Name Business Description Eurodrip SA Eurodrip S.A., together with its subsidiaries, manufacturers and supplies modular, integrated drip irrigation solutions for (ATSE:EDRIP) agricultural and landscaping applications. It provides surface and subsurface applications with drip irrigation systems; irrigation, climate control, and other systems for greenhouses, nurseries, and net houses; and a range of surface and subsurface drippers, micro-sprinklers, pop-up sprinklers, valves, filters, controllers, and accessories for various residential and municipal landscape applications. The company has operations in Greece, the United States, Turkey, Egypt, Jordan, Romania, and Mexico. It serves its customers through a network of subsidiaries and independent dealers. The company was founded in 1979 and is headquartered in Athens, Greece. Exel Industries SA Exel Industries SA engages in the design, manufacture, and marketing of precision spraying equipment for farming, industry, (ENXTPA:EXE) and consumers markets in France and internationally. It offers spraying equipment for crops, vineyards, fruit trees, and tropical crops; and manual and automatic spray guns and pumps for applying liquid paint and supplies. The company also provides equipment for industrial application of thick substances, such as glues, coatings, and insulating materials; and electrostatic spraying equipment for liquid and powdered paint. In addition, it offers solutions for removing dust and eliminating smells. Exel Industries SA was founded in 1987 and is based in Epernay, France. Jewett-Cameron Trading Co. Ltd. Jewett-Cameron Trading Company, Ltd., through its subsidiaries, engages in the warehouse distribution and direct sale of (NasdaqCM:JCTC.F) wood products and specialty metal products to home centers and other retailers located primarily in the United States. It operates in four segments: Industrial Wood Products; Lawn, Garden, Pet, and Other; Seed Processing and Sales; and Industrial Tools and Clamps. The Industrial Wood Products segment sells specialty wood products; and provides treated plywood to boat manufacturers and the transportation industry. The Lawn, Garden, Pet, and Other segment manufactures and distributes specialty metal products; and sells wood products, including fencing and landscape timbers, as well as metal products comprising dog kennels, a proprietary gate support system, perimeter fencing, and greenhouses. The Seed Processing and Sales segment processes, distributes, and sells agricultural seeds to distributors. The Industrial Tools segment imports and distributes products, including pneumatic air tools, industrial clamps, and saw blades. The company was founded in 1953 and is headquartered in North Plains, Oregon. Page 1

Appendix E Comparable Company Descriptions Company Name Business Description Magal Security Systems Ltd. Magal Security Systems Ltd., together with its subsidiaries, engages in the development, manufacture, marketing, and sale of (NasdaqGM:MAGS) computerized security systems that detect and deter human intrusion. It offers perimeter security systems, which enable customers to monitor, limit, and control access by unauthorized personnel to specific regions or areas. The perimeter security systems include taut wire perimeter intrusion detection systems, vibration detection systems, field disturbance sensors, video analytics and video motion detection systems, thermal and optical cameras, buried cable sensors, and copper wire sensors. The company also offers security management and control systems, including MagNet, a security management system that integrates the management, control, and display of various security systems into a single real-time database; and Fortis, an integrated command and control system that supports real-time decision making, and wide-area command and control. In addition, it offers PipeGuard, a pipeline security system, which guards buried assets and infrastructure, including oil and gas pipelines, and buried communication lines, such as fiber optic cables; and personal emergency location systems that identify individuals in distress and pinpoint the location of the distress signal. The company’s products are used in civilian and military markets to protect sensitive facilities from terrorism, theft, and other threats. It serves customers in Israel, North America, Europe, South and Latin America, and Africa. The company offers its products directly, as well as through distributors and systems integrators. Magal Security Systems Ltd. was founded in 1969 and is based in Yehud, Israel. Page 2

Appendix E Comparable Company Descriptions Company Name Business Description Preformed Line Products Co. Preformed Line Products Company, together with its subsidiaries, designs and manufactures products and systems employed in (NasdaqGS:PLPC) the construction and maintenance of overhead and underground networks for the energy, telecommunication, cable operators, and information industries worldwide. The company offers formed wire products, which are used to support, protect, terminate, and secure power conductor and communication cables, as well as to control cable dynamics; protective closures, including splice cases that are used to protect fixed line communication networks, such as copper cable or fiber optic cable from moisture, environmental hazards, and other potential contaminants; and data communication cabinets used in high-speed data systems to connect electronic equipment. It also offers plastic products comprising guy markers, tree guards, fiber optic cable markers, and pedestal markers that are used to identify power conductors, communication cables, and guy wires; and various other products, such as hardware assemblies, pole line hardware, resale products, underground connectors, solar hardware systems, and urethane products. The company’s customers include public and private energy utilities and communication companies, cable operators, financial institutions, governmental agencies, contractors and subcontractors, distributors, and value-added resellers. It markets its products through direct sales force and manufacturing representatives. The company was founded in 1947 and is headquartered in Mayfield Village, Ohio. Salcomp Plc Salcomp Plc engages in the development and manufacture of power supplies for mobile electrical and electronic equipment in (HLSE:SAL1V) Europe, the Asia-Pacific, and North and South America. Its power supplies comprise batteries, rechargeable batteries, chargers, kinetic power supplies, photocells, and fuel cells. The company offers switch-mode chargers, which comprise Cosmo, Mini, Multiplug, and Eagle product platforms. Salcomp manufactures various chargers for mobile phone and other hand-held electronic devices, such as cordless fixed-line phones and bluetooth headsets, as well as for MP3 players. It primarily serves mobile phone manufacturers, original equipment manufacturers, and original design manufacturers. The company was founded in 1975 and is headquartered in Salo, Finland. Page 3

Appendix E Comparable Company Descriptions Company Name Business Description SL Industries Inc. SL Industries, Inc., through its subsidiaries, provides power electronics; motion control, power protection, and power quality (AMEX:SLI) electromagnetic products; and specialized communication equipment used in various medical, commercial and military aerospace, computer, datacom, industrial, telecom, transportation, and utility equipment applications. It offers custom and standard internal and external AC/DC and DC/DC power supply products for use in customers’ end products under the SL Power Electronics, Condor, and Ault brand names to the original equipment manufacturers (OEM) of medical, wireless and wire line communications infrastructure, computer peripherals, handheld devices, medical equipment, industrial equipment, and printing/scanning equipment. The company also offers custom power conditioning and distribution units for custom electrical subsystems for OEMs of semiconductor, medical imaging, military, and telecommunication systems under the Teal brand name; and power quality electromagnetic products under the MTE brand name, including three-phase AC reactors, DC link chokes, and a series of harmonic, RFI/EMI, and motor protection filters that are used in industrial plants and commercial buildings to protect equipment from power surges. In addition, it offers high power density precision motors, as well as communication and power protection products/systems that are used to protect electric utility transmission lines and apparatus. SL Industries sells its products also to the electric power utility industry and commercial distributors. The company was formerly known as SGL Industries, Inc. and changed its name to SL Industries, Inc. in September 1984. SL Industries was founded in 1956 and is based in Mt. Laurel, New Jersey. Ultralife Corp. Ultralife Corporation designs, manufactures, installs, and maintains power and communications systems worldwide. The (NasdaqGM:ULBI) company operates through four segments: Non-Rechargeable Products, Rechargeable Products, Communications Systems, and Design and Installation Services. The Non-Rechargeable Products segment offers lithium 9-volt, cylindrical, thin Cell, and various other non-rechargeable batteries under the HiRate and ABLE brands. The Rechargeable Products segment provides rechargeable batteries consisting of lithium ion cells and batteries, and lead-acid batteries. This segment also sells battery charging systems and accessories, including smart chargers, multi-bay charging systems, and various cables. The Communications Systems segment offers power supplies, cable and connector assemblies, radio frequency amplifiers, amplified speakers, equipment mounts, case equipment, and integrated communication system kits. The Design and Installation Services segment engages in the design, installation, and maintenance of standby power and communications, and electronics systems. Ultralife Corporation markets its products through original equipment manufacturers, industrial and retail distributors, national retailers, and directly. Ultralife Corporation serves government, defense, and commercial customers. It was formerly known as Ultralife Batteries, Inc. and changed its name to Ultralife Corporation in June 2008 to align its corporate name more closely with its business. The company was founded in 1990 and is headquartered in Newark, New York. Page 4